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Exhibit 99.1

CONSENT OF NOMINEE FOR DIRECTOR
OF
COPANO ENERGY, L.L.C.
(a Delaware limited liability company)

        The undersigned nominee for director hereby consents to being named as a director under the heading "Management—Our Board of Directors and Executive Officers" in the Copano Energy, L.L.C. Registration Statement on Form S-1 that the undersigned has been elected and appointed as a director of Copano Energy, L.L.C. effective upon completion of the offering of common units as contemplated in the Registration Statement on Form S-1.

Date: October 26, 2004

/s/ WILLIAM L. THACKER William L. Thacker

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  Exhibit 99.1
CONSENT OF NOMINEE FOR DIRECTOR OF COPANO ENERGY, L.L.C. (a Delaware limited liability company)